Exhibit 99.2

ABRDN EMERGING MARKETS EQUITY INCOME FUND, INC.

IMPORTANT NOTICE REGARDING CHANGE IN INVESTMENT POLICY AND NAME

This notice is to inform you that at a meeting held on December 10, 2024, the Board of Directors (the “Board”) of abrdn Emerging Markets Equity Income Fund, Inc. (NYSE American: AEF) (the “Fund”) approved a change in the name of the Fund and certain other changes. Such changes will take effect on or about February 24, 2025 (the “Effective Date”).

As of the Effective Date, the Fund’s name will be “abrdn Emerging Markets ex-China Fund, Inc.” In connection with the Fund’s name change, the Fund’s policy to invest at least 80% of its net assets (plus borrowings for investment purposes) in emerging markets equity securities will change to a policy to, under normal circumstances, invest at least 80% of its net assets (plus any borrowings for investment purposes) in emerging markets (excluding China) equity securities. An emerging market (excluding China) country is any country included within the MSCI Emerging Markets ex-China Index or determined to be eligible for inclusion in the MSCI Emerging Markets ex-China Index.

More information regarding these and additional changes is included in a Form 8-K filing, which is available at SEC.gov and will be available on the Fund’s web site. The changes will also be described to shareholders in the Fund’s forthcoming annual report for the fiscal year ending December 31, 2024.

Dated: December 16, 2024